Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2015 SECOND QUARTER AND FIRST HALF RESULTS

(Tampa, FL, August 5, 2015) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended June 28, 2015.

Executive Summary

•
Net sales decreased $13.8 million, or 2.8% to $476.4 million for the second quarter of 2015 compared with the second quarter of 2014. Excluding a $25.7 million (or 5.2%) unfavorable impact from foreign exchange, net sales would have increased by 2.4% to $502.1 million for the second quarter.

•	Net income attributable to Masonite increased $7.8 million to $13.4 million, or $0.42 per diluted share in the second quarter of 2015 versus the comparable 2014 period.

•	Adjusted EBITDA[1] increased $15.0 million, or 34.0%, to $59.1 million in the second quarter of 2015 versus the comparable 2014 period.

•	Adjusted EBITDA margin increased 340 basis points to 12.4% in the second quarter of 2015 versus 9.0% in the comparable 2014 period.

•	On July 27, 2015, we announced that we acquired Performance Doorset Solutions Limited (“PDS”), a custom door manufacturer located in the UK.

•	On August 3, 2015, we announced that we disposed of Premdor S.A.S., Masonite's door business in France, to an investment fund managed by Perceva S.A.S.

•	On August 5, 2015 we announced that we acquired National Hickman, a leading supplier of doorkits (similar to fully finished prehung door units) and other millwork in the UK.

“We achieved our highest quarterly adjusted EBITDA in six years and expanded EBITDA margin by 340 basis points in the second quarter despite continued significant foreign exchange headwinds that contributed to softer sales performance,” said Fred Lynch, President and CEO. “With the completion of the three transactions we announced after quarter end, we believe that we are making significant progress on our portfolio optimization strategy and are creating a stronger, more profitable European business platform that will lead to increased shareholder value.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite.

Second Quarter 2015
Net sales decreased 2.8% to $476.4 million in the three months ended June 28, 2015, from $490.2 million in the comparable period of 2014. Excluding the $25.7 million unfavorable impact of foreign exchange, net sales would have increased by 2.4% to $502.1 million. The foreign exchange-adjusted increase was primarily due to a $24.5 million improvement in average unit price, partially offset by $10.3 million of lower unit volumes and a $2.3 million decrease in net sales of other products.

Total company gross profit increased to $95.0 million in the three months ended June 28, 2015, from $78.6 million in the three months ended June 29, 2014. Gross profit margin increased 390 basis points to 19.9% of net sales in the second quarter of 2015, from 16.0% of net sales in the second quarter of 2014, primarily due to increases in average unit price.

Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 40 basis points in the second quarter of 2015 to 12.3%, from 11.9% in the second quarter of 2014. In the second quarter of 2015 SG&A increased $0.3 million to $58.8 million from $58.5 million in the comparable 2014 period. The increase was driven by an increase in personnel costs of $4.7 million and other increases of $0.7 million. These increases were partially offset by a beneficial foreign exchange impact of $2.2 million, incremental comparative benefit from the 2014 exit of Israel of $1.7 million and the receipt of $1.2 million of business interruption insurance proceeds related to the 2014 explosion at the Estcourt Mill in South Africa.

Net income attributable to Masonite increased $7.8 million to $13.4 million, or $0.42 per diluted share in the second quarter of 2015 versus the comparable 2014 period.

Adjusted EBITDA increased 34.0% to $59.1 million for the three months ended June 28, 2015, from $44.1 million in the comparable period of 2014.

Year to date 2015
Net sales decreased 0.2% to $910.9 million in the six months ended June 28, 2015, from $912.6 million in the comparable period of 2014. Excluding the $46.5 million unfavorable impact of foreign exchange, net sales would have increased by 4.9% to $957.4 million. The foreign exchange-adjusted increase was primarily due to a $48.5 million improvement in average unit price, partially offset by $1.2 million of lower unit volumes and a $2.5 million decrease in net sales of other products.

Total company gross profit increased to $168.3 million in the six months ended June 28, 2015, from $131.6 million in the six months ended June 29, 2014. Gross profit margin increased 410 basis points to 18.5% of net sales in the first half of 2015, from 14.4% of net sales in the first half of 2014, primarily due to increases in average unit price.

Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 10 basis points in the first half of 2015 to 12.8%, from 12.7% in the first half of 2014. In the first half of 2015 SG&A increased slightly to $117.0 million compared to $116.3 million in the same 2014 period. The increase was driven by a $7.0 million increase in personnel costs, $1.6 million of incremental SG&A incurred in 2015 in connection with the operations of our 2014 acquisitions, an increase of depreciation and amortization of $1.0 million and other miscellaneous increases of $2.2 million. The increases were partially offset by the benefits of foreign exchange rates of $4.4 million and $3.7 million of incremental comparative benefit from the 2014 exit of Israel compared to the prior year. Year to date SG&A also benefitted from a reduction in losses on sales of property, plant and equipment of $1.8 million and $1.2 million of business interruption insurance proceeds received as a partial settlement from the 2014 explosion at the Estcourt Mill in South Africa.

Net loss attributable to Masonite increased $6.6 million to $17.6 million, or $0.58 per diluted share in the first half of 2015 versus the comparable 2014 period. Excluding the $28.0 million in extinguishment of debt charges incurred in connection with the refinancing of our debt in the first quarter of 2015, net income attributable to Masonite in the first half of 2015 would have been $10.4 million or $0.34 per diluted share.

Adjusted EBITDA increased 51.7% to $96.8 million for the six months ended June 28, 2015, from $63.8 million in the comparable period of 2014.

Subsequent Events
On July 27, 2015 we announced that we acquired PDS, a custom door manufacturer located in Lancashire, UK. PDS employs approximately 150 people and its net sales for the fiscal year ended April 2015 exceeded US $20 million. The purchase price for 100% of the outstanding shares was approximately US $16.0 million.

On August 3, 2015 we announced that we disposed of Premdor S.A.S., Masonite's door business in France, to an investment fund managed by Perceva S.A.S. for nominal consideration. For the trailing twelve months ended June 28, 2015, net sales and adjusted EBITDA for Premdor were $110.0 million and ($2.6) million, respectively. In connection with the completion of the transaction, Masonite expects to incur a non-cash charge of approximately $36 to $41 million, net of tax, in the third quarter of 2015.

On August 5, 2015 we announced that we acquired National Hickman, a leading supplier of doorkits (similar to fully finished prehung door units) and other millwork based in UK. Hickman employs approximately 400 people at sites located near Birmingham, England and in Scotland. Hickman’s net sales for the twelve months ended June 2015 were approximately US $110 million. The purchase price for 100% of the outstanding shares was approximately US $82 million.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 6, 2015. The live audio webcast will begin at 10:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q2'15 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 20, 2015. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13614492.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Beginning in the first quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss on extinguishment of debt, which would be a component of other expense (income), net, but is separately stated due to its magnitude. The revision to this definition had no impact on our reported Adjusted EBITDA for the three months ended June 28, 2015, or the three and six months ended June 29, 2014. As revised, Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, asset impairment, registration and listing fees, interest expense, net, loss from extinguishment of debt, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Second quarter 2014 net sales	$372.7	$103.5	$14.0	$490.2
Volume*	(4.7)	(5.5)	(0.1)	(10.3)	(2.1)%
Average unit price	19.5	4.4	0.6	24.5	5.0%
Other	(0.2)	(2.1)	—	(2.3)	(0.5)%
Foreign exchange	(11.1)	(12.8)	(1.9)	(25.7)	(5.2)%
Second quarter 2015 net sales	$376.2	$87.5	$12.6	$476.4	(2.8)%
Year over year growth, net sales	0.9%	(15.5)%	(10.0)%

Second quarter 2014 Adjusted EBITDA	$39.7	$5.0	$(0.7)	$44.1
Second quarter 2015 Adjusted EBITDA	$48.1	$11.4	$(0.4)	$59.1	34.0%
Year over year growth, Adjusted EBITDA	21.2%	128.0%	(42.9)%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
First half 2014 net sales	$687.1	$198.1	$27.4	$912.6
Volume*	6.8	(7.2)	(0.8)	(1.2)	(0.1)%
Average unit price	38.0	10.4	0.1	48.5	5.3%
Other	0.3	(2.8)	—	(2.5)	(0.3)%
Foreign exchange	(20.0)	(23.7)	(2.8)	(46.5)	(5.1)%
First half 2015 net sales	$712.2	$174.8	$23.9	$910.9	(0.2)%
Year over year growth, net sales	3.7%	(11.8)%	(12.8)%

First half 2014 Adjusted EBITDA	$55.7	$8.1	$—	$63.8
First half 2015 Adjusted EBITDA	$77.8	$20.1	$(1.1)	$96.8	51.7%
Year over year growth, Adjusted EBITDA	39.7%	148.1%	nm

(*) Includes the incremental impact of 2014 acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$476,428	$490,176	$910,893	$912,636
Cost of goods sold	381,394	411,569	742,550	781,043
Gross profit	95,034	78,607	168,343	131,593
Gross profit as a % of net sales	19.9%	16%	18.5%	14.4%

Selling, general and administration expenses	58,818	58,519	116,979	116,294
Selling, general and administration expenses as a % of net sales	12.3%	11.9%	12.8%	12.7%

Restructuring costs	988	560	3,344	1,281
Operating income (loss)	35,228	19,528	48,020	14,018
Interest expense (income), net	6,787	10,594	18,540	20,587
Loss on extinguishment of debt	—	—	28,046	—
Other expense (income), net	(635)	1,306	(1,819)	1,487
Income (loss) from continuing operations before income tax expense (benefit)	29,076	7,628	3,253	(8,056)
Income tax expense (benefit)	15,013	1,379	18,277	1,398
Income (loss) from continuing operations	14,063	6,249	(15,024)	(9,454)
Income (loss) from discontinued operations, net of tax	(240)	(170)	(469)	(312)
Net income (loss)	13,823	6,079	(15,493)	(9,766)
Less: net income (loss) attributable to non-controlling interest	381	499	2,117	1,240
Net income (loss) attributable to Masonite	$13,442	$5,580	$(17,610)	$(11,006)

Earnings (loss) per common share attributable to Masonite:
Basic	$0.44	$0.19	$(0.58)	$(0.37)
Diluted	$0.42	$0.18	$(0.58)	$(0.37)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.45	$0.20	$(0.57)	$(0.36)
Diluted	$0.43	$0.19	$(0.57)	$(0.36)

Shares used in computing basic earnings per share	30,244,869	29,511,693	30,151,182	29,350,936
Shares used in computing diluted earnings per share	31,693,824	30,848,633	30,151,182	29,350,936

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	June 28, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$136,305	$192,037
Restricted cash	17,045	13,187
Accounts receivable, net	247,145	241,721
Inventories, net	243,514	222,732
Prepaid expenses	26,554	21,103
Income taxes receivable	1,936	1,796
Current deferred income taxes	23,215	20,767
Total current assets	695,714	713,343
Property, plant and equipment, net	553,665	576,234
Investment in equity investees	7,982	8,827
Goodwill	99,217	99,199
Intangible assets, net	192,852	203,372
Long-term deferred income taxes	15,991	20,697
Other assets, net	17,205	16,744
Total assets	$1,582,626	$1,638,416

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$106,686	$98,199
Accrued expenses	137,216	137,681
Income taxes payable	2,137	1,361
Total current liabilities	246,039	237,241
Long-term debt	468,173	503,785
Long-term deferred income taxes	118,887	107,777
Other liabilities	51,628	54,114
Total liabilities	884,727	902,917

Equity:
Share capital: unlimited shares authorized, no par value, 30,318,348 and 30,015,321 shares issued and outstanding as of June 28, 2015, and December 28, 2014, respectively.	661,364	657,292
Additional paid-in capital	227,023	225,918
Accumulated deficit	(115,127)	(97,517)
Accumulated other comprehensive income (loss)	(101,359)	(76,259)
Total equity attributable to Masonite	671,901	709,434
Equity attributable to non-controlling interests	25,998	26,065
Total equity	697,899	735,499
Total liabilities and equity	$1,582,626	$1,638,416

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Adjusted EBITDA	$59,057	$44,050	$96,845	$63,768
Less (plus):
Depreciation	14,410	14,536	29,716	29,982
Amortization	4,975	5,593	9,986	11,284
Share based compensation expense	3,106	2,797	5,485	5,080
Loss (gain) on disposal of property, plant and equipment	350	1,036	294	2,123
Restructuring costs	988	560	3,344	1,281
Interest expense (income), net	6,787	10,594	18,540	20,587
Loss on extinguishment of debt	—	—	28,046	—
Other expense (income), net	(635)	1,306	(1,819)	1,487
Income tax expense (benefit)	15,013	1,379	18,277	1,398
Loss (income) from discontinued operations, net of tax	240	170	469	312
Net income (loss) attributable to non-controlling interest	381	499	2,117	1,240
Net income (loss) attributable to Masonite	$13,442	$5,580	$(17,610)	$(11,006)